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                                                                   EXHIBIT 10.3





                            STOCKHOLDERS' AGREEMENT

                                  BY AND AMONG

                                CMP MEDIA INC.,
                     GERARD G. LEEDS AND LISELOTTE J. LEEDS

                                      AND

                                MICHAEL S. LEEDS

DL&A












                               NOVEMBER 27, 1996

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
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                               TABLE OF CONTENTS

                                                                                              PAGE
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ARTICLE I - CONFIDENTIALITY; NON-COMPETITION
        SECTION 1.1    Protection of Company's Business Interests ..........................  2
        SECTION 1.2    Non-Disclosure and Non-Use of Confidential Information ..............  3
        SECTION 1.3    Protection from Unfair Competition ..................................  4
        SECTION 1.4    Prior Notice; Opportunity to Cure ...................................  6
        SECTION 1.5    Other Covenants .....................................................  8
        SECTION 1.6    Confidentiality of Agreement ........................................  9
        SECTION 1.7    Relief for Breach ...................................................  10
        SECTION 1.8    Separate Covenants ..................................................  10
ARTICLE II - REPRESENTATIONS AND WARRANTIES
        SECTION 2.1    Representations of the Company ......................................  11
        SECTION 2.2    Representations of Michael ..........................................  11
        SECTION 2.3    Representations of Gerry and Lilo ...................................  12
ARTICLE III - TRANSFERABILITY OF SHARES AT TIME WHEN COMPANY IS
        PRIVATELY HELD AND THERE IS NO PUBLIC MARKET
        SECTION 3.1    General Restriction on Transfer .....................................  12
        SECTION 3.2    Sale After December 31, 2005 ........................................  13
        SECTION 3.3    Sale After Death or Permanent Disability ............................  13
        SECTION 3.4    Sale After Termination of Employment or Competition .................  14
        SECTION 3.5    Purchase Price of Restricted Shares
                (a) Price to be Paid for Restricted Shares .................................  14
                (b) Determination of Fair Market Value .....................................  15
                (c) Payment of Purchase Price ..............................................  16
                     (i) Lump Sum or Installments ...........................................  16
                     (ii) Initial Installment ...............................................  16
                     (iii) Cash Flow Limitations ............................................  17
                (d) Closing of Transaction .................................................  18
        SECTION 3.6    Assignment and Delegation by the Company to
                Class B Stockholders .......................................................  19
        SECTION 3.7    Tag-Along Rights - Drag-Along Rights ................................  19
ARTICLE IV - TRANSFERABILITY OF SHARES AT TIME COMPANY SHARES ARE
        PUBLICLY TRADED
        SECTION 4.1    General Restriction on Transfer .....................................  21
        SECTION 4.2    Sale on or before December 31, 2005

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
                (a) Minimum Market Capitalization ..........................................  21
                (b) Maximum Number of Shares ...............................................  21
        SECTION 4.3    Sale After December 31, 2005 ........................................  22
        SECTION 4.4    Sale After Death or Permanent Disability ............................  22
        SECTION 4.5    Sale After Competition ..............................................  24
        SECTION 4.6    Tender, Merger, Consolidation .......................................  25
        SECTION 4.7    Compliance with Securities Laws .....................................  25
ARTICLE V - FUTURE CHANGES IN CAPITAL STRUCTURE AND REDEMPTION OF SHARES
        SECTION 5.1    Changes in Capital Structure ........................................  26
        SECTION 5.2    Redemption of Class B Stock .........................................  26
ARTICLE VI - PROCEDURE TO BE FOLLOWED IN CASE OF DISMISSAL FOR CAUSE .......................  27
ARTICLE VII - RESOLUTION OF DISPUTES
        SECTION 7.1    Arbitration .........................................................  28
        SECTION 7.2    Equitable Remedies ..................................................  28
ARTICLE VIII - DEFINITIONS .................................................................  29
ARTICLE IX - MISCELLANEOUS
        SECTION 9.1    Legend on Certificates ..............................................  34
        SECTION 9.2    Permitted Transferees; Representative and Successors In Interest ....  35
        SECTION 9.3    Further Assurances ..................................................  36
        SECTION 9.4    S Corporation .......................................................  37
        SECTION 9.5    Credit Facilities ...................................................  38
        SECTION 9.6    Other Transfers .....................................................  38
        SECTION 9.7    Entire Agreement; Binding Effect ....................................  39
        SECTION 9.8    Amendment ...........................................................  39
        SECTION 9.9    Applicable Law ......................................................  39
        SECTION 9.10    Severability .......................................................  39
        SECTION 9.11    No Waiver ..........................................................  40
        SECTION 9.12    Notices ............................................................  40
        SECTION 9.13    Assignment .........................................................  41
        SECTION 9.14    Survival ...........................................................  42
        SECTION 9.15    Gender and Number ..................................................  42
        SECTION 9.16    Dates ..............................................................  42
        SECTION 9.17    Headings ...........................................................  42
        SECTION 9.18    Counterparts .......................................................  43


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                             STOCKHOLDERS' AGREEMENT

         This Stockholders' Agreement, made and entered into on this 27th of November, 1996, by and among CMP Media Inc., a Delaware corporation (the
"Company"), Michael S. Leeds ("Michael"), Gerard G. Leeds ("Gerry"), and
Liselotte J. Leeds ("Lilo").

                              W I T N E S S E T H:

      WHEREAS, Michael is a  key senior executive of the Company; and

      WHEREAS, Gerry and Lilo are major stockholders of the Company; and

      WHEREAS, the Company, Gerry and Lilo desire to create substantial incentives for Michael to (i) cause the Company to grow continuously and successfully in sales, profits and profitability, (ii) take a long-term view of the Company's future, (iii) help the Company attain its long-term goals, including its diversity goals as set forth in its corporate Principles, and (iv) remain with the Company for the long term; and

      WHEREAS, to create such incentives, Gerry and Lilo desire to provide
Michael with the opportunity to purchase shares of the Company's Class A Common
Stock from them, and Michael desires to have the opportunity to purchase such shares of Class A Common Stock from Gerry and Lilo; and

      WHEREAS, as an inducement to Gerry and Lilo to sell him shares of the Company's Class A Common Stock and as a condition to the closing of such sale, Michael desires to enter simultaneously therewith into this Agreement with the Company, Gerry and Lilo;


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         NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties, the parties hereto hereby represent, warrant, covenant and agree, as follows:

                                    ARTICLE I
                        CONFIDENTIALITY; NON-COMPETITION

         Michael hereby accepts and agrees to the provisions of this Article I and acknowledges that such provisions are necessary and appropriate for the reasonable protection of Gerry and Lilo's interests and the Company's property, investments, business relationships, economic advantages and goodwill.

SECTION 1.1.    PROTECTION OF COMPANY'S BUSINESS INTERESTS.

      As a Key Senior Executive, Michael has been intimately involved in the management of all aspects of the business of the Company and its Affiliates and has been a major strategist in planning and implementing its business expansion.
In the course of his long employment with the Company, Michael has developed special skills, knowledge and abilities in the publishing field which are of a uniquely personal nature. He has also acquired detailed knowledge of the internal operations of the Company and its Affiliates and highly confidential information concerning the national and international business of the Company and its Affiliates. In addition, he has been afforded the opportunity to develop special relationships of confidence and trust with the customers, suppliers, consultants, employees, officers, directors and stockholders of the Company and its Affiliates. Because of his continuing responsibilities with the Company and its Affiliates,


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including his involvement in strategic planning and the evaluation of proposed investments, it is expected that Michael will continue to be entrusted with confidential information and will continue to have the opportunity to develop such special relationships. The parties acknowledge and agree that the Company and Gerry and Lilo would be unfairly and irreparably damaged if Michael were to take any of such skills, knowledge, information or relationships, which he has acquired and developed during the course of his employment with the Company, and use them to the detriment of the Company and its Affiliates.

SECTION 1.2.   NON-DISCLOSURE AND NON-USE OF CONFIDENTIAL INFORMATION.

      (a) Michael represents, warrants, covenants and agrees that, without the Company's express or implied consent while employed or, after termination, without the prior written consent of the Board of Directors, he will not willfully or knowingly at any time directly or indirectly disclose, communicate or divulge, or use for the benefit of himself or of any third party, any of the business or trade secrets or other confidential information of the CMP Group including, solely by way of illustration but not of limitation, their business strategies, business plans, budgets, pricing, selling techniques, marketing techniques, operating systems, financial systems, financial data, procedures, manuals, confidential reports, personnel records, potential acquisitions, potential business expansions, credit and financial data of their suppliers and of their present and prospective customers, data about competitors, new product-development initiatives, custom research and new product or service concepts and marketing strategy.

      (b) Any and all materials of or concerning the CMP Group or their business or affairs, including without limitation files, memoranda, notes, correspondence, lists, records, video reproductions, computer tapes and disks, design and other documents, and


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data storage and retrieval materials (and all copies, compilations and summaries thereof), and any and all property of the CMP Group, including without limitation equipment, software, keys, business cards and credit cards, that are in Michael's custody or control shall be delivered to the Company at the time
Michael's employment with the Company terminates for any reason. Michael shall not destroy any such materials or property, shall not retain any copies thereof and shall certify in writing to the Company upon request that all such materials and property have been delivered to the Company.

SECTION 1.3.    PROTECTION FROM UNFAIR COMPETITION.

         (a) For as long as Michael is employed by the CMP Group and for the greater of (i) a period of two (2) years after termination of his employment or
(ii) as long as Michael or any Permitted Transferee owns any Restricted Shares, Michael shall not engage in competition with the CMP Group. For the purposes of this Agreement, Michael shall be deemed to engage in competition with the CMP
Group if Michael does any of the following, whether or not in exchange for consideration, without the Company's express or implied consent while employed or without the Company's prior written consent after termination:

         (A) On his own behalf or on behalf of any other person or entity, (1) participates or is involved in or has direct responsibility for the day-to-day management or operation of a Directly Competitive Business, an Indirectly
Competitive Business or any material function thereof (e.g., advertising, circulation, production and the like); (2) owns, in whole or in part, beneficially or of record, directly or indirectly, an equity interest (or an interest convertible into equity) in a Directly Competitive Business or a Direct
Competitor; (3) renders services as a director, officer, employee, consultant, advisor, agent or independent sales representative to a Direct Competitor; or
(4) renders


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services as a director, officer, employee, consultant, advisor, agent or independent sales representative to an Indirect Competitor unless Michael has no responsibility for or participation or involvement in any Indirectly Competitive
Business of such Indirect Competitor, provided, however, that Michael may have supervisory, advisory, consulting or sales-representative responsibility over an Indirectly Competitive Business if the revenue of all Indirectly Competitive
Businesses of such Indirect Competitor over which Michael has such responsibility represents no more than fifteen percent (15%) of the total revenue over which Michael has such responsibility.

         (B) Solicits the service of any employee of the CMP Group for Michael's own benefit or for the benefit of any person or entity other than the CMP Group, or induces or helps to induce any such employee to leave employment with the CMP
Group.

         (C) Assists, induces or helps any employee or former employee of the CMP Group or any other person or entity to engage in competition with the CMP
Group or any of its business activities, provided that the giving of a favorable reference by Michael on behalf of such former employee shall not be prohibited by this clause (C).

         (D) Employs or causes any person or entity other than the CMP Group to employ any former employee of the CMP Group within one (1) year after the resignation of such former employee from the CMP Group.

         (E) Willfully induces or attempts to induce any customer, supplier or contractor of the Company to terminate any agreement or arrangement with the Company, or willfully induces or attempts to induce any customer, supplier or contractor, or any potential customer, supplier or contractor, of the Company not to enter into any agreement or arrangement with the Company.

         (F) Communicates publicly (other than pursuant to subpoena in a legal proceeding) or to the press, or writes or produces for publication in any medium, on the


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subject of, or with express or implied reference to, the CMP Group or any of their former, current or future stockholders, directors, officers or employees in their capacities as such. For the purpose hereof, "implied reference" shall mean a reference that does not expressly name the CMP Group or any of their former, current or future stockholders, directors, officers or employees but that nevertheless would be understood by the average reader or audience-member to refer thereto. It shall not be deemed a violation of this clause (F) if, after the termination of his employment with the Company, Michael responds to inquiries from the public or the press solely by stating, in form or substance, "I do not discuss any matters relating to CMP; please address your inquiries directly to the company" or Michael communicates the fact that he was formerly employed by the Company and identifies the positions he held and the dates thereof.

         (b) Notwithstanding the provisions of paragraph (a) of this Section
1.3, Michael shall not be deemed to be engaged in competition with the CMP Group solely by reason of Michael's ownership of (i) an equity interest of less than one-half of one percent (0.5%) in the securities of a Direct Competitor or Indirect Competitor listed for trading on a national securities exchange or quoted in the National Market List of NASDAQ or (ii) an interest in a mutual or other investment fund which owns an interest in a Direct Competitor or Indirect
Competitor, provided that Michael has no influence or control over the selection of such fund's investment decisions.

SECTION 1.4.   PRIOR NOTICE; OPPORTUNITY TO CURE.

         (a) Michael shall give the Company written notice at least twenty (20)
Business Days before entering into any relationship or transaction, or engaging in any activity, or taking or omitting to take any action, which might reasonably be deemed a breach of any provision of Section 1.2 or Section 1.3, such notice to include full and complete


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particulars as to the proposed relationship, transaction, activity, action or omission, the services or duties contemplated and such other facts and circumstances as are reasonably necessary for the Company to make an informed decision. The Company shall advise Michael in writing, within ten (10) Business
Days after such notice is given, of the Board of Directors' determination as to whether such relationship, transaction, activity, action or omission would materially breach any of the provisions of Section 1.2 or Section 1.3. In the event that, for reasons not within his control, Michael gives the Company less than twenty (20) Business Days' prior written notice, the Company will endeavor in good faith to advise Michael of the Board of Directors' determination in less than ten (10) Business Days after such notice is given, provided that the Company's failure to advise Michael in less than ten (10) Business Days shall not be deemed to constitute consent to such relationship, transaction, activity, action or omission and shall not give rise to any liability of the Company to Michael or to any third party.

         (b) Once the Company has advised Michael in writing that the Board of Directors has determined that a proposed relationship, transaction, activity, action or omission would not materially breach any of the provisions of Section
1.2 or Section 1.3, and Michael has thereupon entered into such relationship or transaction or has begun to engage in such activity or to take or omit to take such action, the Board of Directors shall have no right to reverse or otherwise modify its determination; provided, however, that if the nature, scope or terms of such relationship, transaction, activity, action or omission are to be modified after such determination is made, then in accordance with paragraph (a) hereof Michael shall give the Company prior written notice of such modification and the Company shall advise him in writing, within ten (10) Business Days after such notice is given, of the Board of Directors' determination as to whether such relationship, transaction, activity, action or omission, as so modified, would materially breach any of


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the provisions of Section 1.2 or Section 1.3.

      (c) In the event that, without having given the Company prior notice pursuant to paragraphs (a) or (b) hereof, Michael enters into any relationship or transaction or begins to engage in any activity or to take or omit to take any action that the Board of Directors determines is a material breach of any of the provisions of Section 1.2 or Section 1.3, the Company shall give Michael written notice of such determination and, if such breach is continuing, an opportunity to cure such breach before the Company seeks remedy or relief by judicial process or arbitration or exercises its rights under Section 3.4(b), and before Gerry or Lilo exercises his or her rights under Section 4.5. The opportunity to cure shall be sixty (60) days to the extent such continuing breach consists of holding an ownership interest in a competitive business and fifteen (15) days with respect to any other continuing breach.

SECTION 1.5.  OTHER COVENANTS.

      (a) For as long as Michael or any Permitted Transferee owns any Restricted
Shares, Michael shall, if requested by the Company, provide information, testimony and assistance in connection with the prosecution or defense of any claims by or against the Company arising out of matters of which he acquired knowledge while an employee of the Company. The Company shall reimburse Michael for all reasonable out-of-pocket expenses he incurs in rendering such assistance.

      (b) For as long as Michael or any Permitted Transferee owns any Restricted
Shares, Michael shall not willfully make any oral or written statement which reflects adversely upon the character, honesty, credit, efficiency or business practices of the CMP Group or its former, current or future stockholders, directors, officers or employees in their capacities as such.


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SECTION 1.6.   CONFIDENTIALITY OF AGREEMENT.

         The terms and conditions of this Agreement shall be kept confidential by the parties, and none of the parties shall disclose them to any non-party unless such disclosure is necessitated by (a) legal and/or financial requirements of the Company, in which case the form of such disclosure shall first be mutually agreed upon by the Company and Michael, or (b) any arbitration or other legal proceeding contesting or seeking to enforce any provision or interpretation of this Agreement (including any deposition or testimony that either party provides in connection therewith), regardless of whether such proceeding is initiated by Michael or the Company. Except as provided in the preceding sentence, and without limiting the generality of the foregoing, Michael shall not respond to or in any way participate in or contribute to any public discussion, notice or other publicity concerning or in any way relating to execution of this Agreement or the events (including any negotiations) which led to its execution, and Michael specifically agrees that he shall not disclose information regarding this Agreement to any current or former employees of the Company other than those expressly authorized by the Company to have knowledge hereof. Without limiting the comprehensive confidentiality agreed to, Michael may disclose this Agreement to his attorneys, financial advisors and members of his and his spouse's immediate families, provided he informs them of this confidentiality provision and they agree to abide by it. Michael hereby agrees that any disclosure by him of any of the terms and conditions of this Agreement in violation of the foregoing shall constitute and be treated as a material breach of this Agreement and Michael shall be responsible for damages occasioned thereby, including but not limited to reasonable attorneys' fees incurred by the Company to enforce this Section 1.6.


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SECTION 1.7.   RELIEF FOR BREACH.

      Michael acknowledges and agrees that any breach or anticipatory breach by him of any of the provisions of this Article I would cause the Company irreparable injury not compensable by monetary damages alone and that, accordingly, in any such event, the Company shall be entitled to injunctions, both preliminary and permanent, enjoining or restraining such breach or anticipatory breach (and Michael hereby consents to the issuance thereof without bond by any court of competent jurisdiction), in addition to monetary damages in such amount as the evidence may show and such other remedies as may be available at law or in equity. In addition, in the event of any material breach by Michael of any of the provisions of Section 1.2 or Section 1.3, Michael may be required to sell to the Company or the holders of the Class B Stock or to Gerry and Lilo any or all of the Restricted Shares then owned by Michael, in accordance with the provisions of Section 3.4, Section 3.6 or Section 4.5, as applicable;
provided, however, that Michael shall not be required to sell such Restricted
Shares unless and until the Company has first complied with its obligations under Section 1.4.

SECTION 1.8.   SEPARATE COVENANTS.

      Michael understands and agrees that the covenants contained in this
Article I constitute a series of separate covenants, one for each applicable state in the United States and the District of Columbia, and one for each applicable foreign country. If in any judicial proceeding a court shall hold unenforceable any of the separate covenants included in this Article I, then such unenforceable covenant or covenants shall be deemed limited as necessary or eliminated from the provisions of this Article I for the purpose of such proceeding to the extent necessary to permit the remaining separate covenants of this

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Article I to be enforced in such proceeding, and to permit such unenforceable covenant or covenants to be enforced as limited.


                                   ARTICLE II
                         REPRESENTATIONS AND WARRANTIES

SECTION 2.1.   REPRESENTATIONS OF THE COMPANY.

         The Company hereby represents and warrants to Michael that (a) it has full legal right, power and authority to enter into this Agreement and to consummate the transactions herein contemplated; (b) the execution and delivery of this Agreement has been duly authorized by all necessary corporate action;
(c) this Agreement constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally and by general principles of equity; and
(d) neither this Agreement nor the consummation of the transactions herein contemplated will conflict with, violate or infringe any legal restriction, contract or instrument to which the Company is subject or by which it is bound.

SECTION 2.2.   REPRESENTATIONS OF MICHAEL.

         Michael hereby represents and warrants to each of the Company, Gerry and Lilo that (a) he has full legal right, power and authority to enter into this Agreement and to consummate the transactions herein contemplated; (b) this Agreement constitutes the valid and binding obligation of Michael, enforceable in accordance with its terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency


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or similar laws affecting creditors' rights generally and by general principles of equity; and (c) neither this Agreement nor the consummation of the transactions herein contemplated will conflict with, violate or infringe any legal restriction, contract or instrument to which Michael is subject or by which he is bound.

SECTION 2.3   REPRESENTATIONS OF GERRY AND LILO.

         Each of Gerry and Lilo hereby represents and warrants to Michael that
(a) each of them has full legal right, power and authority to enter into this Agreement and to consummate the transactions herein contemplated; (b) this Agreement constitutes the valid and binding obligation of each of them, enforceable in accordance with its terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally and by general principles of equity; and
(c) neither this Agreement nor the consummation of the transactions herein contemplated will conflict with, violate or infringe any legal restriction, contract or instrument to which either of them is subject or by which either of them is bound.

                                   ARTICLE III
                     TRANSFERABILITY OF SHARES AT TIME WHEN
             COMPANY IS PRIVATELY HELD AND THERE IS NO PUBLIC MARKET

SECTION 3.1.   GENERAL RESTRICTION ON TRANSFER.

         At any time when the Company is privately held and there is no public market for the Class A Stock, Michael shall not, voluntarily or involuntarily, by operation of law or otherwise, sell, mortgage, pledge, hypothecate, assign as security, grant or permit to exist or continue a security interest in, or in any way transfer by gift, will, trust or intestate


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succession any of the Restricted Shares, except to a Permitted Transferee as provided in Section 9.2(a) or except as specifically provided in this Article
III. Any attempt by Michael to do any of the aforementioned acts or otherwise to alienate or dispose of any Restricted Shares, except in accordance with this Agreement, shall be null and void.

SECTION 3.2.   SALE AFTER DECEMBER 31, 2003.

         During each and any calendar year beginning with the calendar year
2004, Michael shall have the right, exercisable upon notice to the Company given during the first three (3) months of such calendar year, to require the Company to purchase up to five hundred twenty-eight (528) shares of his Class A Stock
(which number of shares equals approximately one percent (1%) of the number of shares of the Company's Common Stock issued and outstanding as of the date hereof), including both Restricted Shares and Option Shares, at the price provided in Section 3.5 (a).

SECTION 3.3.   SALE AFTER DEATH OR PERMANENT DISABILITY.

         In the event that Michael's employment with the Company terminates as a result of his death or the Company terminates his employment by reason of his Permanent Disability (whether before or after December 31, 2003), then and in that event, notwithstanding the provisions of Section 3.2, the parties shall have the following rights:

         (a) RIGHTS OF MICHAEL TO SELL. Michael or his representative and/or successors in interest shall have the right, exercisable upon notice to the Company given no later than one hundred eighty (180) days after such termination of employment occurs and/or during the first three (3) months of any succeeding calendar year, to require the Company to purchase any or all of the Restricted
Shares then owned by Michael or his successors in interest, at the price provided in Section 3.5 (a).


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         (b) RIGHTS OF COMPANY TO PURCHASE. The Company shall have the right, exercisable upon notice to Michael or his representative and/or successors in interest given during the first three (3) months of the third calendar year after the year in which such termination of employment occurs and/or during the first three (3) months of any succeeding calendar year, to require Michael or his representative and/or successors in interest to sell to the Company any or all of the Restricted Shares then owned by Michael or any successor in interest, at the price provided in Section 3.5 (a).

SECTION 3.4.   SALE AFTER TERMINATION OF EMPLOYMENT OR COMPETITION.

         In the event that (a) Michael's employment with the Company terminates for any reason other than death or Permanent Disability or (b) Michael materially breaches any of the provisions of Section 1.2 or Section 1.3 (whether before or after the termination of his employment for any reason) and, if the Company has given him notice to cure, fails to cure such breach on a timely basis, then and in that event, in addition to any rights that Michael has under
Section 3.2, the Company shall have the right, exercisable upon notice to Michael given at any time or times after such event occurs (whether before or after December 31, 2003), to require Michael to sell to the Company any or all of the Restricted Shares then owned by Michael, at the price provided in Section
3.5 (a). The death or Permanent Disability of Michael occurring subsequent to the termination of his employment or such breach of any of the provisions of
Section 1.2 or Section 1.3 shall not modify or affect the rights and obligations of the parties as set forth in this Section 3.4.

SECTION 3.5.   PURCHASE PRICE OF RESTRICTED SHARES.

         (a) PRICE TO BE PAID FOR RESTRICTED SHARES. The purchase price for any
Restricted Shares to be purchased pursuant to this Article III shall be the Fair
Market


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Value of such Restricted Shares, except that the purchase price for any
Restricted Shares to be purchased by reason of Michael's breach of any of the provisions of Section 1.2 or Section 1.3 shall be the lower of the Original
Price of such Restricted Shares or the Fair Market Value of such Restricted
Shares.

         (b) DETERMINATION OF FAIR MARKET VALUE. Within sixty (60) days after
Michael has given the Company notice of intent to sell Restricted Shares or the Company has given Michael notice of intent to purchase Restricted Shares pursuant to this Article III, the Company and Michael shall negotiate in good faith in an effort to reach mutual agreement as to the Fair Market Value of such Restricted Shares. If the Company and Michael are unable to reach agreement as to the Fair Market Value of such Restricted Shares within such 60-day period, the Fair Market Value of such Restricted Shares shall be determined by an appraisal process as follows. Each of the Company and Michael shall designate, within thirty (30) days after the conclusion of the 60-day negotiation period referred to above, an independent and experienced appraiser familiar with the business in which the Company is then engaged (each individually an "Appraiser" and collectively the "Appraisers"). The Appraisers shall be instructed to complete their respective determinations of the Fair Market Value of such Restricted Shares and to deliver their written reports on such determinations no later than sixty (60) days after both of such Appraisers have been appointed. If the determination of one of the Appraisers does not exceed the determination of the other Appraiser by more than fifteen percent (15%) of the lower of the two determinations, the Fair Market Value of such Restricted Shares shall be equal to the average of the two determinations. If the higher determination exceeds the lower determination by more than fifteen percent (15%) of the lower determination, then the two Appraisers shall jointly appoint a third, independent and similarly experienced Appraiser within fifteen (15) days after both of such two Appraisers have delivered their


                                       15

reports. Such third Appraiser shall deliver his report on his determination of the Fair Market Value of such Restricted Shares within sixty (60) days after his appointment, and his determination of Fair Market Value shall be conclusive and binding on the parties for all purposes hereof. The cost of all such appraisals shall be borne one-half by the Company and one-half by Michael.

         (c) PAYMENT OF PURCHASE PRICE.

            (i) LUMP SUM OR INSTALLMENTS. The purchase price for Restricted Shares shall be paid by the Company in full at the closing or, at the election of the Company, in equal annual installments, together with interest payable quarterly at the rate of interest announced publicly on the first day of each calendar quarter by a major United States money market bank, selected by the Company, as such bank's base rate, over a number of years to be determined by the Company but in no event exceeding five (5) years if the purchase is pursuant to Section 3.2, or ten (10) years if the purchase is pursuant to Section 3.3 or
Section 3.4.

         (ii) INITIAL INSTALLMENT. In the event the Company elects to pay for Restricted Shares hereunder on an installment basis, all annual installments shall be equal in principal amount except as follows:

                  (A) The initial installment for any such sale of Restricted Shares, other than a sale occurring by reason of Michael's death, Dismissal For Cause or breach of any of the provisions of Section 1.2 or Section 1.3, shall be not less than the amount, if any, of Michael's additional income tax liability (federal, state and local) actually occasioned as a result of such sale, provided that such amount shall have been certified to the Company in writing by Michael's tax accountant.

                  (B) The initial installment for the first sale of shares of Class A Stock that Michael makes under this Agreement or the Option Agreement, other than a sale occurring by reason of Michael's death, Dismissal For Cause or breach of any of the provisions of Section 1.2 or Section 1.3, shall be at least (1) the amount due under clause (A) above plus the amount of one million dollars ($1,000,000) or (2) if less, the total purchase price for such Restricted Shares.

                  (C) The initial installment for any sale of Restricted Shares occurring by reason of Michael's death shall be not less than the amount of the estate and succession tax liability (federal and state) occasioned as a result of the inclusion of the Restricted Shares in Michael's estate (giving effect to any deferral permitted by law or regulation in the payment thereof) together with any and all costs and expenses of administration of Michael's estate as reasonably estimated by Michael's representative, all as certified to the Company in writing by Michael's representative.

            (iii) CASH FLOW LIMITATIONS. Notwithstanding any other provision of this Article III, in the event that the amount due from the Company in payment for Restricted Shares purchased hereunder (including both principal and interest) in any one fiscal year of the Company (other than a purchase occurring by reason of Michael's death) exceeds fifty percent (50%) of the Company's Free Cash Flow for the preceding year, then and in that event the Company in its sole discretion may elect to defer payment of any portion of such principal and/or interest to the extent that payment would require the Company to pay more than fifty percent (50%) of its Free Cash Flow for such preceding year, provided that any such deferred amounts shall continue to earn interest as described in
Section 3.5 (c)(i) until paid; and provided further that in any event all principal and interest shall be paid in full no later than five (5) years or ten
(10) years, as the case may be, after the date of the closing. If, in the same fiscal year, the Company is also required to pay any persons or entities other than Michael for shares of Class A Stock that such persons or entities acquired from Gerry and/or Lilo as of the date hereof or pursuant to options granted by the Company and/or is required to make payment to Michael and/or any other persons under any comparable long-term senior executive compensation plan in effect from time to time, the amounts due to such other persons or entities in such fiscal year shall be aggregated with the amount due with respect to the Restricted Shares in such fiscal year and, if the aggregate amount due exceeds fifty percent (50%) of the Company's Free Cash Flow for the preceding fiscal year, then and in that event the Company in its sole discretion may elect to defer payment of any portion of such aggregate amount (principal and/or interest) to the extent that it would exceed fifty percent (50%) of the Company's Free Cash Flow for the preceding year, and payments and deferments shall be effected among Michael and such other persons or entities in proportion to the amounts (both principal and interest) then due and owing to each, subject to any provisions in such plans as to priority of payment.

      (d) CLOSING OF TRANSACTION. The closing of any purchase of Restricted Shares hereunder shall be held no later than ninety (90) days after the final determination of the Fair Market Value of such Restricted Shares, at such time and place as the Company may reasonably designate. At the closing, Michael shall deliver or cause to be delivered to the Company the stock certificates representing such Restricted Shares, duly endorsed for transfer in blank or with duly executed stock powers attached, and with signature guaranteed, in exchange for which the Company shall deliver to Michael the amount of the purchase price then due, together with the Company's promissory note evidencing the Company's obligation to pay the balance, if any, of the purchase price in accordance with the terms of Section 3.5(c). All payments to Michael hereunder shall be made in cash or by Company check, bank draft or wire transfer.

SECTION 3.6.   ASSIGNMENT AND DELEGATION BY THE COMPANY TO CLASS B
STOCKHOLDERS.

         The Company shall have the right, exercisable upon notice to Michael, to assign any or all of its rights and/or delegate any or all of its obligations under this Article III to the holders of the Class B Stock, in proportion to their respective ownership interests or as they may otherwise unanimously agree, provided that the Company shall not be relieved of its obligation to purchase from Michael in accordance herewith any Restricted Shares duly tendered and not purchased and paid for by such holders of the Class B Stock.

SECTION 3.7.    TAG-ALONG RIGHTS -- DRAG-ALONG RIGHTS.

         (a) In the event the Controlling Stockholders of the Company determine to dispose of all or a portion of their shares of Common Stock, with the result that they will no longer control the Company, then and in that event the Company shall give Michael a notice (a "Tag-Along Notice") of such proposed sale (a "Tag-Along Sale") and the material terms of the Tag-Along Sale (the "Material Terms") no later than thirty (30) days prior to the consummation of the Tag-Along Sale. If, within twenty (20) days after a Tag-Along Notice is given to Michael (or within ten (10) days after any notice of a change in the Material Terms is given to Michael), the Company receives from Michael a written request (a "Tag-Along Request") to include in the Tag-Along Sale any of the Restricted Shares held by him, such Restricted Shares (in the same proportion as the total number of shares of the Common Stock held by the Controlling Stockholders bears to the number of shares being sold by the Controlling Stockholders) shall be included in the Tag-Along Sale on the same terms and conditions and subject to the same obligations as the sale by the Controlling Stockholders, taking into account the proportionate ownership of the Controlling Stockholders and Michael. The Company shall give Michael prompt notice of any change in the Material Terms and, in such event, Michael shall have the opportunity, for a period of ten (10) days after such notice has been given, to submit a Tag-Along Request if Michael did not previously submit a Tag-Along Request or to withdraw or modify a Tag-Along Request previously made.

         (b) Michael's rights hereunder to participate in a Tag-Along Sale shall be contingent on Michael's compliance with each of the provisions hereof, Michael's acceptance of a proportionate delegation of any duties or obligations related to the Tag-Along Sale, including any indemnification obligations, and Michael's execution of such documents in connection with the Tag-Along Sale as may be reasonably requested by the Controlling Stockholders.

         (c) In connection with any proposed sale of shares of Common Stock by the Controlling Stockholders to a non-affiliated person or entity in an arms-length transaction, if Michael has not exercised his rights to sell Restricted Shares as contemplated under paragraph (a) of this Section 3.7, the Company shall have the right, exercisable upon notice to Michael, to require that Michael sell to the purchaser of the shares of the Controlling Stockholders the same proportion of the Restricted Shares then owned by Michael as are being sold by the Controlling Stockholders, on the same terms and conditions and subject to the same obligations including any indemnification obligations, as the sale by the Controlling Stockholders, taking into account the proportionate ownership of the Controlling Stockholders and Michael. Michael agrees that he will cooperate with the Company and the Controlling Stockholders in taking all such actions, including executing all such documentation, as the Company and/or the Controlling Stockholders may reasonably request.

                                   ARTICLE IV

      TRANSFERABILITY OF SHARES AT TIME COMPANY SHARES ARE PUBLICLY TRADED


SECTION 4.1.   GENERAL RESTRICTION ON TRANSFER.

         In the event that shares of the Class A Stock become listed on a national securities exchange or quoted in the National Market List of NASDAQ, then and in that event the provisions of Article III shall cease to be operative, and Michael shall not, voluntarily or involuntarily, by operation of law or otherwise, sell, mortgage, pledge, hypothecate, assign as security, grant or permit to exist or continue a security interest in, or in any way transfer by gift, will, trust or intestate succession any of the Restricted Shares, except to a Permitted Transferee as provided in Section 9.2(a) or except as specifically provided in this Article IV. Any attempt by Michael to do any of the aforementioned acts or otherwise to alienate or dispose of any Restricted Shares, except in accordance with this Agreement, shall be null and void.

SECTION 4.2.   SALE ON OR BEFORE DECEMBER 31, 2003.

         Except as otherwise provided in Section 4.4 and Section 4.6, from January 1, 1998 through December 31, 2003, Michael shall have the right to sell Restricted Shares on the public market, subject to the following conditions:

         (a) MINIMUM MARKET CAPITALIZATION. Michael may not sell any Restricted Shares under this Section 4.2 unless the market capitalization of the Company as of the Business Day immediately preceding the date of sale is greater than three hundred forty million ($340,000,000). The market capitalization of the Company shall be determined by multiplying the Fair Market Value of a share of Class A Stock by the total number of shares of the Common Stock then issued and outstanding.

         (b) MAXIMUM NUMBER OF SHARES.

            (i) The maximum number of shares of Class A Stock (including both Restricted Shares and Option Shares) that Michael may sell in any single calendar year shall be five hundred twenty-eight (528) shares of Class A Stock (which number of shares equals approximately one percent (1%) of the number of shares of the Company's Common Stock issued and outstanding as of the date hereof); and

            (ii) the maximum number of Restricted Shares that may be included in such shares of Class A Stock sold in any single calendar year shall be the smaller of (A) the number of Restricted Shares whose Fair Market Value as of the Business Day immediately preceding the date of sale does not exceed $500,000 or
(B) fifty-three (53) Shares (which number equals approximately 1/10 of one percent (0.1%) of the number of shares of the Company's Common Stock issued and outstanding as of the date hereof).

SECTION 4.3.   SALE AFTER DECEMBER 31, 2003.

         Except as otherwise provided in Section 4.4 and Section 4.6, after December 31, 2003, Michael shall have the right to sell Restricted Shares on the public market, provided only that the maximum number of shares of Class A Stock (including both Restricted Shares and Option Shares) that Michael may sell in any single calendar year shall be five hundred twenty-eight (528) shares of Class A Stock (which number of shares equals approximately one percent (1%) of the number of shares of the Company's Common Stock issued and outstanding as of the date hereof).

SECTION 4.4.  SALE AFTER DEATH OR PERMANENT DISABILITY.

      (a) Notwithstanding the provisions of Section 4.2, in the event that Michael's employment terminates as a result of his death or the Company terminates his employment by reason of his Permanent Disability, then and in that event (i) the pre-condition to sales on or before December 31, 2003, which is set forth in
Section 4.2(a) with respect to the Company's minimum market capitalization, shall not apply, and Michael and/or his representative and/or his successors in interest shall have the right to sell Restricted Shares pursuant to Section 4.2 on or before December 31, 2003 irrespective of the market capitalization of the Company; and (ii) the limitation set forth in Section 4.2(b)(ii) shall not apply and, instead, the maximum number of Restricted Shares that may be included in the shares of Class A Stock sold in any calendar year by Michael and/or his representative and/or successors in interest, as a group, shall be three hundred ninety-six (396) Restricted Shares.

         (b) Notwithstanding the provisions of Section 4.2, Section 4.3 and
Section 4.4 (a)(ii), in the event that Michael's employment terminates as a result of his death, Michael's representative and/or successors in interest shall have the right to sell in any calendar year up to such number of shares of Class A Stock (including both Restricted Shares and Option Shares) as shall equal the greater of (i) the number of such shares that is permitted to be sold under Section 4.2 or Section 4.3, as applicable, or (ii) the number of such shares that is necessary in order for the proceeds of such sale to equal the amount of the estate and succession tax liability (federal and state), including any interest thereon, due in such year as a result of the inclusion of such shares of Class A Stock in Michael's estate (giving effect to any deferral permitted by law or regulation in the payment thereof), together with any and all costs and expenses of administration of Michael's estate for such year as reasonably estimated by Michael's representative, all as certified to the Company in writing by Michael's representative.

SECTION 4.5.   SALE AFTER COMPETITION.

         In the event that Michael materially breaches any of the provisions of
Section 1.2 or Section 1.3 (whether before or after the termination of his employment for any reason) and, if the Company has given him notice to cure, fails to cure such breach on a timely basis, then and in that event, in addition to any other rights that the parties have under this Article IV, Gerry and Lilo shall have the following rights:

         (a) Each of Gerry and Lilo shall have the right, exercisable upon notice to Michael given at any time or times after such event occurs, to require Michael to sell back to him or her, as the case may be, all of the Restricted Shares then owned by Michael which he purchased from Gerry or Lilo, as the case may be, under the Share Purchase Agreement. The purchase price for Restricted Shares re-purchased hereunder shall be the lower of (i) the Original Price of such Restricted Shares or (ii) the Fair Market Value of such Restricted Shares as of the date of such notice.

         (b) If Gerry and/or Lilo exercise any rights hereunder, the closing of their respective purchases of Restricted Shares shall be held no later than ninety (90) days after their respective notices of exercise are given and at such time and place as they may reasonably designate. At the closing, Michael shall deliver or cause to be delivered to Gerry and/or Lilo, as the case may be, the stock certificates representing such Restricted Shares, duly endorsed for transfer in blank or with duly executed stock powers attached, and with signature guaranteed, in exchange for which the purchasers shall deliver to Michael the full amount of their respective purchase prices in cash or by check, bank draft or wire transfer.

         (c) To the extent, if any, that Gerry and Lilo have not exercised their rights to purchase any or all of Michael's Restricted Shares in accordance with paragraph (a) of this Section 4.5, Michael shall continue to have the right to sell such unpurchased

Restricted Shares subject to and in accordance with the other provisions of this
Article IV.

         (d) Each of Gerry and Lilo shall have the right, exercisable upon notice to Michael, to assign any or all of his or her rights and/or delegate any or all of his or her obligations under this Section 4.5 to the holders of the Class B Stock or their children, in proportion to the respective ownership interests of the holders of the Class B Stock or as they may otherwise unanimously agree.

         (e) In the event that the Company makes a determination that Michael has not materially breached any of the provisions of Section 1.2 or Section 1.3, such determination shall be binding upon Gerry and Lilo for the purposes of this Agreement.

SECTION 4.6.   TENDER, MERGER, CONSOLIDATION.

      In the event the Controlling Stockholders of the Company determine to dispose all or a portion of their shares of Common Stock in a tender, merger, consolidation or similar type of transaction, with the result that they no longer control the Company, then and in that event, Michael shall have the right, but not the obligation, to dispose of a proportionate number of shares of his Class A Stock in any such transaction.

SECTION 4.7.  COMPLIANCE WITH SECURITIES LAWS.

         Neither Michael nor his representative will sell or attempt to sell any shares of Class A Stock under this Article IV except in accordance with all applicable federal and state securities laws, all applicable rules and regulations of the Securities and Exchange Commission, and any applicable underwriters' limitations and restrictions.

                                    ARTICLE V

          FUTURE CHANGES IN CAPITAL STRUCTURE AND REDEMPTION OF SHARES

SECTION 5.1.   CHANGES IN CAPITAL STRUCTURE.

         If the Company hereafter declares a dividend payable in, or subdivides or combines, shares of the Class A Stock, or if the Company engages in a recapitalization, reorganization, merger, consolidation, split-up, transfer of assets, combination or exchange of shares of Common Stock, or if any other event shall occur which in the judgment of the Board of Directors calls for action by way of adjusting the number of Restricted Shares, the Board of Directors shall forthwith take such action as in its judgment shall be necessary or appropriate to preserve Michael's rights with respect to the Restricted Shares substantially proportionate to his rights existing prior to such event. The decision of the Board of Directors with respect to any matter referred to in this Section 5.1 shall be conclusive and binding upon Michael. Nothing in this Agreement is intended to preserve Michael's equity interest in the Company against dilution resulting from the issuance of securities by the Company in the future.

SECTION 5.2.   REDEMPTION OF CLASS B STOCK.

         If and when any shares of the Class B Stock owned by any member of the Leeds Family are redeemed by the Company in accordance with the terms and provisions of the Shareholders' Agreement, then, in order to ensure that Michael's percentage interest in the Company will remain the same as his interest would have been but for such redemption (the "Class B Stock Redemption"), the Company shall, promptly following the Class B Stock Redemption, redeem at a price equal to their par value (currently $.10 per share) a number of the Restricted Shares such that (a) the ratio of (i) the number of Restricted

Shares outstanding immediately after such redemption of Restricted Shares (the "Class A Stock Redemption") to (ii) the total number of shares of Common Stock outstanding immediately after the Class A Stock Redemption is the same as (b) the ratio of (i) the number of Restricted Shares outstanding immediately prior to the Class B Stock Redemption to (ii) the total number of shares of Common Stock outstanding immediately prior to the Class B Stock Redemption.

                                   ARTICLE VI
                       PROCEDURE TO BE FOLLOWED IN CASE OF
                               DISMISSAL FOR CAUSE

         In the event the Company terminates Michael's employment as a Dismissal For Cause, the Company shall give Michael at least ten (10) Business Days' prior written notice specifying in reasonable detail the specific conduct of Michael that it considers grounds for Dismissal For Cause and the specific provision of the definition of "Dismissal For Cause" upon which it relies. Michael's employment with the Company shall terminate as of the tenth Business Day after such notice is given, or such other date as the parties mutually agree. Should Michael dispute the basis for such termination in a written notice given to the Company on or before his termination date, the parties shall meet and endeavor to resolve the dispute amicably within twenty (20) Business Days after Michael's notice is given. If they cannot so resolve the dispute within such twenty (20) Business Days after Michael's notice is given, Michael and the Company shall submit the dispute to binding arbitration in accordance with Section 7.1. The decision rendered in such arbitration shall be final and binding on both Michael and the Company for all purposes. If the arbitrators determine that the Company did not have a proper basis on which to terminate Michael's employment as a Dismissal For Cause within the meaning of this Agreement, the termination of Michael's employment shall be treated for all purposes of this Agreement as a Dismissal Without Cause. In addition to any other rights which a party may have, the party prevailing in such arbitration proceeding shall be entitled to recover from the losing party any and all of the expenses incurred by the prevailing party in such proceeding, including reasonable attorney's fees.

                                   ARTICLE VII
                             RESOLUTION OF DISPUTES

SECTION 7.1.   ARBITRATION.

         Except as provided in Section 7.2, all controversies arising out of or relating to this Agreement or the breach hereof shall be settled by arbitration in the County of Nassau, State of New York, in accordance with the rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Any arbitration hereunder shall be before three (3) arbitrators.

SECTION 7.2.   EQUITABLE REMEDIES.

         Notwithstanding the provisions of Section 7.1, any proceeding for injunctive relief or specific performance in connection with this Agreement shall be commenced in Supreme Court of the State of New York, County of Nassau, and each of the parties hereby accepts the exclusive jurisdiction of such Court for such purpose; provided, however, that the petitioner may commence such proceeding in such other court as may be necessary, in the petitioner's judgment, in order to more effectively or expeditiously obtain personal jurisdiction over the respondent.

                                 ARTICLE VIII
                                 DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings:

         "Affiliates" shall mean all entities controlling, controlled by or under common control with the Company.

         "Appraiser" or "Appraisers" shall have the meaning specified in Section 3.5(b).

         "Board of Directors" shall mean the Board of Directors of the Company.

         "Business Day" shall mean any day on which the Company is scheduled to be open for business.

         "Class A Stock" shall mean the Class A Common Stock of the Company.

         "Class A Stock Redemption" shall have the meaning specified in Section 5.2.

         "Class B Stock" shall mean the Class B Common Stock of the Company.

         "Class B Stock Redemption" shall have the meaning specified in Section 5.2.

         "Closing Price" shall mean the last-quoted price at which shares of Class A Stock were traded at the close of business on a national securities exchange or NASDAQ on any day on which shares of the Class A Stock were publicly held.

         "CMP Business" shall mean any publication, product, service or business
(a) which the CMP Group publishes, produces, provides or engages in or (b) which the CMP Group has a bona fide plan or intention to publish, produce, provide or engage in within the succeeding 12-month period, the research and development of which the CMP Group has devoted substantive time and attention to, and which plan or intention Michael has actual knowledge of before he engages in any activity competitive with such CMP Business as contemplated by clause (A) of Section 2.3(a).

         "CMP Group" shall mean the Company or any of its Affiliates.

         "Common Stock" shall mean all the classes of the Common Stock of the Company collectively.

         "Controlling Stockholders" shall mean the members of the Leeds Family who hold shares of capital stock of the Company collectively representing a majority of the votes that may be cast on any matter on which stockholders of the Company shall be entitled to vote.

      "Direct Competitor" shall mean a business enterprise that produces or operates, or owns directly or indirectly an interest of twenty percent (20%) or more in, one or more Directly Competitive Businesses.

      "Directly Competitive Business" shall mean any competitive publication, product, service or business (a) the target audience of which is substantially the same as the target audience of a CMP Business or (b) forty percent (40%) or more of the annual revenue of which is derived from substantially the same customers as a CMP Business derives twenty percent (20%) or more of its annual revenue.

      "Dismissal For Cause" shall mean the termination of Michael's employment with the Company by the Board of Directors for (i) the willful and continued failure of Michael substantially to perform his duties as an officer and employee of the Company or comply with the written policies of the Company after the Company has delivered to Michael a written demand for substantial performance or compliance that specifies such failure in reasonable detail; (ii) illegal conduct or gross misconduct by Michael, in either case that is willful and results (or is reasonably likely to result) in material damage to the business or reputation of the Company; or (iii) the resignation by Michael from his employment following his act or omission which would constitute grounds for Dismissal For Cause hereunder. No act or failure to act on the part of Michael (other than non-compliance with lawful instructions given to Michael by the Company) shall be considered "willful" unless it is done or omitted to be done by him in bad faith or without reasonable belief that his action or omission was in the best interests of the Company. Any act or failure to act that is pursuant to resolution duly adopted by the Board of Directors shall be conclusively presumed to be done or omitted to be done by Michael in good faith and in the best interests of the Company.

         "Dismissal Without Cause" shall mean the termination of Michael's employment by the Company on any grounds other than grounds for Dismissal For Cause or as a result of his Permanent Disability.

         "Fair Market Value" shall mean the fair market value of a share of Class A Stock, which shall be the Closing Price on the trading day immediately preceding the date of determination of fair market value or, if the Company is privately held, the best estimate of the fair market value of a share of Class A Stock as of the last day of the month immediately preceding the month in which notice to buy or sell a share of Class A Stock is given, as determined with reference to publicly held companies comparable to the Company.

         "Financial Statements" shall mean the combined or consolidated financial statements of the Company and its Affiliates prepared in accordance with generally accepted accounting principles and audited by the Company's independent certified public accountants.

         "Free Cash Flow" of the Company with respect to any fiscal year shall mean the combined or consolidated net income of the Company for such year as reflected in the

Financial Statements, adjusted so as (a) to exclude the amount, if any, that, in determining such combined or consolidated net income, represented (i) an expense for depreciation and/or amortization or (ii) a provision or credit for federal, state, local or foreign income taxes; and (b) to include the amount, if any, of cash payments that the Company actually made in such fiscal year (i) for federal, state, local and foreign income taxes owed by the Company (and, if the Company is an S Corporation, in distributions to its stockholders for the payment of federal, state, local and foreign taxes owed by such stockholders with respect to the Company's income), (ii) for capital expenditures, (iii) pursuant to the Company's 1988 Equity Appreciation Plan or (iv) as required under the terms of the Company's then-existing financing arrangements to reduce the principal amount of indebtedness. The Company's determination of Free Cash Flow shall be conclusive and binding for all purposes of this Agreement provided that the Company's certified public accountants render a written opinion that such determination presents fairly, in all material respects, the Free Cash Flow of the Company as herein defined. (A hypothetical illustration of the calculation of Free Cash Flow is set forth on Schedule VIII hereto.)

         "Indirect Competitor" shall mean a business enterprise that does not produce or operate, or own directly or indirectly an interest in, any Directly Competitive Businesses but produces or operates, or owns directly or indirectly an interest of twenty percent (20%) or more in, one or more Indirectly Competitive Businesses.

         "Indirectly Competitive Business" shall mean any competitive or potentially competitive publication, product, service or business which derives from twenty percent (20%) to but not including forty percent (40%) of its annual revenue from substantially the same customers as a CMP Business derives twenty percent (20%) or more of its annual revenue.

         "Key Senior Executive" shall mean a Company employee holding a position of responsibility no lower than that currently titled President of the Company.

         "Leeds Family" shall mean Gerard G. Leeds, Liselotte J. Leeds, Michael, Richard A. Leeds, Daniel H. Leeds, Greg Jobin-Leeds and Jennifer Leeds-Lukehart.

         "Negative Pledge Agreement" shall mean that certain Negative Pledge Agreement originally dated as of July 15, 1993 by and among Gerry, Lilo and Fleet National Bank (f/k/a/ Shawmut Bank Connecticut, National Association), as most recently amended and confirmed by Gerry, Lilo, Michael and Daniel H. Leeds to Fleet National Bank and The Chase Manhattan Bank on November 14, 1996.

         "Option Agreement" shall mean that certain Option Agreement entered into as of the date hereof by and between the Company and Michael.

         "Option Shares" shall mean the shares of Class A Stock owned by Michael pursuant to the Option Agreement.

         "Original Price" shall mean the per-share price at which Michael shall have purchased the Restricted Shares from Gerry and Lilo, as adjusted to take into account any changes in the Company's capital structure and any stock redemptions that may have occurred subsequent to the purchase of such Restricted Shares by Michael hereunder.

         "Permanent Disability" shall mean a physical or mental impairment, as a result of which Michael shall have been unable, with or without reasonable accommodation, to perform the essential functions of his employment position for a period of at least sixteen (16) weeks during any 12-month period.

         "Permitted Transferee" shall mean a spouse, child, or grandchild of Michael, or an entity (e.g., a trust, corporation or partnership) in which Michael has the majority voting interest and of which the beneficiaries are a spouse and/or one or more children or grandchildren of Michael.

         "Restricted Shares" shall mean the shares of Class A Stock which Michael shall have purchased from Gerry and Lilo pursuant to the Share Purchase
Agreement, plus any additional shares of Class A Stock that may be issued from time to time with respect to such Restricted Shares as a result of any changes in the Company's capital structure as contemplated in Section 5.1, and less any Restricted Shares that may be canceled or redeemed from time to time as a result of any such changes in the Company's capital structure or of any stock redemptions as contemplated in Section 5.2.

         "Share Purchase Agreement" shall mean that certain Share Purchase Agreement entered into as of the date hereof by and among Gerry, Lilo and Michael.

         "Shareholders' Agreement" shall mean that certain Shareholders' Agreement entered into as of June 30, 1991 by and among the Company, certain of the Affiliates and the members of the Leeds Family.

                                   ARTICLE IX

                                  MISCELLANEOUS

SECTION 9.1.   LEGEND ON CERTIFICATES.

      Upon the execution of this Agreement, each certificate evidencing any of the Restricted Shares held by Michael shall be endorsed as follows:

    The shares of stock evidenced by this certificate are subject to the restrictions of and are transferable only upon compliance with the provisions of a certain Stockholders' Agreement entered into by and among Gerard G. Leeds, Liselotte J. Leeds, Michael S. Leeds and the Company. A copy of such Agreement is on file in the office of the Company.

      In addition, all such certificates shall bear such other legends as, in the opinion of the Company's counsel, are necessary or appropriate to ensure compliance with all applicable federal and state securities laws.

SECTION 9.2.   PERMITTED TRANSFEREES; REPRESENTATIVE AND SUCCESSORS IN INTEREST.

         (a) PERMITTED TRANSFEREES. Subject to Section 9.4 but notwithstanding any other provision of this Agreement, Michael shall be permitted to sell, give or bequeath all or any portion of the Restricted Shares or interest therein, or pass such Restricted Shares or interest by means of intestate succession or otherwise, either outright or in trust, to a Permitted Transferee, provided that such transfer shall be implemented in a manner acceptable to legal counsel for the Company. In case of any such transfer by Michael, each Permitted Transferee shall receive and hold the transferred Restricted Shares subject to all the terms and conditions of this Agreement, and there shall be no further transfer of such Restricted Shares except by such Permitted Transferee to another Permitted Transferee in accordance with the terms of this Agreement. Before Michael transfers any Restricted Shares to a Permitted Transferee, and before any Permitted Transferee transfers any Restricted Shares to another Permitted Transferee, Michael or the transferring Permitted Transferee, as the case may be, shall give the Company written notice of such intended transfer. Any Permitted Transferee shall, to the extent of the Restricted Shares transferred, succeed to all the rights and obligations of the transferor under this Agreement and shall become bound by all the terms and conditions hereof; provided that, as a condition precedent to a Permitted Transferee's exercising any rights under this Agreement and to the Company's obligation to change its records to reflect the record ownership of such Restricted Shares in the name of such Permitted Transferee, the Permitted Transferee shall execute such documents and instruments as may reasonably be required by legal counsel to the Company. Unless otherwise expressly provided in this Agreement, any reference herein to a right or obligation of Michael to sell or receive payment for any shares of Class A Stock shall be deemed to refer equally to any Permitted Transferee, and any limitations herein with respect to the number or category of shares of Class A Stock which Michael shall have a right or obligation to sell in any calendar year shall apply to Michael and all Permitted Transferees as a group.

         (b) REPRESENTATIVE AND SUCCESSORS IN INTEREST. Except as may be otherwise specifically provided in this Agreement, in the event of Michael's death or incapacity his representative and/or successors in interest shall succeed to all his rights and obligations under this Agreement and be bound by all the terms and conditions hereof, and they shall be entitled to exercise such rights, and shall be required to fulfill such obligations, in the same manner and to the same extent that Michael would have been so entitled or required but for his death or incapacity.

SECTION 9.3.   FURTHER ASSURANCES.

         Each of the parties hereto, upon request of another party, shall take all such actions and execute and deliver all such further instruments of sale, assignment, conveyance, transfer and exchange, and all such other documents and agreements, as may be necessary or appropriate to assure, complete and evidence the full and effective sale, assignment, transfer, conveyance and exchange of the Restricted Shares as herein required and as may otherwise be necessary or appropriate to comply with the terms and conditions of this Agreement. In the event a party shall not take all such actions or execute or deliver all such further instruments, then and in that event each such party hereby appoints the Company such party's agent and attorney-in-fact for the purpose of executing and delivering (a) any and all documents necessary to convey and/or exchange the Restricted Shares pursuant to the provisions of this Agreement, any conveyance or exchange so made fully divesting the party whose interest is so conveyed of all right, title or equity in or to the Restricted Shares formerly owned by such party, and (b) any and all other documents, instruments, agreements and other writings necessary to effectuate the terms of this Agreement. The powers of attorney herein granted, being coupled with an interest, are irrevocable and shall not be revoked by the death, dissolution or incapacity of any party hereto or for any other reason. Each party hereto hereby releases any other party who conveys or exchanges the Restricted Shares formerly owned by such party as provided in this Section 9.3 from any and all claims and liabilities for or resulting from the conveying or exchanging of such Restricted Shares.

SECTION 9.4.   S CORPORATION.

         It is intended that for federal income tax purposes the Company will continue to qualify as an "S Corporation" as defined in Section 1361 of the Internal Revenue Code or any successor provision of the federal income tax laws. Accordingly, the Company and Michael shall execute and keep in full force and effect the consent described in Section 1362(a)(2) of the Internal Revenue Code or any successor provision until such time as the Company and the Controlling Stockholders determine not to continue to qualify the Company as an S Corporation. In addition, notwithstanding the provisions of any other Section of this Agreement, no transfer of any shares of Class A Stock shall be made to any person or entity, nor shall Michael by action or inaction cause any circumstances to exist, which would disqualify the Company as an S Corporation.

SECTION 9.5.   CREDIT FACILITIES.

         It is understood and acknowledged that one or more banks or lending institutions of the Company may from time to time require, as a condition to extending or continuing to extend credit to the Company, that persons who are both stockholders and members of management of the Company execute and deliver to such banks or lending institutions certain assurances and agreements such as the Negative Pledge Agreement. For as long as he is a Key Senior Executive, Michael shall, if requested by the Company, promptly take all such actions and execute and deliver all such documents containing such assurances and agreements (other than personal guarantees) as may be reasonably required by such banks or lending institutions, on the same basis and in substantially the same form and manner as other persons who are both stockholders and members of management of the Company.

SECTION 9.6.   OTHER TRANSFERS.

         In the event of any transfer of any Restricted Shares by Michael, his representative, any successor in interest or any Permitted Transferee, by operation of law (other than transfers occasioned by an individual's death) or court order, including but not limited to any foreclosure, adjudication in bankruptcy, appointment of a receiver of the assets of Michael, or levy and execution, Michael shall give immediate notice thereof to the Company, including in such notice the date and circumstances of such transfer and the name and address of the transferee. Gerry and Lilo or their designees, at their option, upon giving sixty (60) days' prior written notice to such transferee, shall have the right to purchase such Restricted Shares at the Original Price. The purchase price for any such Restricted Shares shall be paid in full at the closing, which shall not be later than thirty (30) Business Days after such notice to purchase is given, at such time and place as the purchaser(s) may designate.

SECTION 9.7.   ENTIRE AGREEMENT; BINDING EFFECT.

         This Agreement contains all of the terms agreed upon by the parties with respect to the subject matter hereof and replaces and supersedes any and all prior agreements, written or oral, between the parties relating to the Restricted Shares (except for the Option

Agreement to the extent its terms are not inconsistent herewith). No promises, agreements or representations with respect to the matters herein contained shall be binding upon any of the parties unless set forth herein. This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, representatives, successors and permitted assigns.

SECTION 9.8.   AMENDMENT.

         No provision of this Agreement may be amended or waived except by a writing making reference to this Agreement and signed by the party against whom the enforcement of such amendment or waiver is sought.

SECTION 9.9.   APPLICABLE LAW.

         This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without reference to its principles regarding choice or conflicts of law, and in accordance with and consistent with the Company's election to be treated as an S Corporation.

SECTION 9.10   SEVERABILITY.

         Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law and the Company's S Corporation election, but if any provisions hereof shall be prohibited by or invalid under any such law or the Company's S Corporation election, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating or nullifying the remainder of such provision or any other provision of this Agreement.

SECTION 9.11.    NO WAIVER.

         No delay or omission by any party in exercising or enforcing any right hereunder shall operate as a waiver of such right, and a waiver on one occasion shall not be construed as a waiver of any right or remedy on any future occasion.

SECTION 9.12.   NOTICES.

         All notices, requests, consents, designations and demands required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given (a) when personally delivered to an individual party or to an authorized officer of a corporate party, whether by messenger, courier or other person, (b) on the second Business Day after the date it is sent by certified or registered mail, return receipt requested, or (c) on the next Business Day after the date it is sent via telefacsimile (provided it is actually received and is not materially illegible), as follows:

      If to the Company:

            CMP Media Inc.
            600 Community Drive
            Manhasset, New York 11030
            Attention:  President
            Fax:  (516) 562-5718

      with a copy to:

            CMP Media Inc.
            600 Community Drive
            Manhasset, New York 11030
            Attention:  General Counsel
            Fax:  (516) 562-7123

      If to Michael:

            Michael S. Leeds
            c/o CMP Media Inc.
            600 Community Drive
            Manhasset, New York 11030
            Fax:  (516) 562-5718

     with a copy to Michael at his last known address as reflected on the records of the Company

      If to Gerry:

            Gerard G. Leeds
            c/o CMP Media Inc.
            600 Community Drive
            Manhasset, New York 11030
            Fax:  (516) 562-7123

      If to Lilo:

            Liselotte J. Leeds
            c/o CMP Media Inc.
            600 Community Drive
            Manhasset, New York 11030
            Fax:  (516) 562-7123

or to such other mail or facsimile address as the recipient party shall have last designated by notice given to the other in accordance herewith.

SECTION 9.13.   ASSIGNMENT.

         Except as expressly provided in this Agreement, no party may assign any rights or delegate any obligations or liabilities hereunder without the prior written consent of the other parties, except that each of Gerry and Lilo may assign any of his or her rights and delegate any of his or her obligations or liabilities to the other, and the Company may assign any of its rights and delegate any of its duties to an entity that controls, is controlled by or is under common control with the Company; provided, however, that no such assignment or delegation shall relieve such assignor from his, her or its obligations or liabilities hereunder.

SECTION 9.14.   SURVIVAL.

         This Agreement shall survive any merger, sale or other disposition of the Company.

SECTION 9.15.   GENDER AND NUMBER.

         Except when otherwise indicated by the context, references herein to one gender shall include the other genders, and references herein to the plural shall include the singular.

SECTION 9.16.   DATES.

         If any date referenced in this Agreement falls on a day that is not a Business Day, the next succeeding Business Day shall be deemed substituted for such date.

SECTION 9.17.   HEADINGS.

         The headings herein are for convenience of reference only and shall not be considered in construing this Agreement.

SECTION 9.18.    COUNTERPARTS.

         This Agreement may be executed in any number of counterparts, each of which shall be deemed as an original and all of which shall together constitute one and the same instrument.

         IN WITNESS WHEREOF, the individual parties have executed this Agreement and the Company has caused this Agreement to be executed by an officer thereunto duly authorized on the day and year first above written.

CMP MEDIA INC.

By /s/GERALD G. LEEDS
      -------------------------------------
      Name:  GERALD G. LEEDS
      Title:  Co-Chairperson

                                          Attest:

                             /s/ROBERT D. MARAFIOTI
                                -----------------------------

                                (CORPORATE SEAL)
                              [Imprint on original]
/s/GERARD G. LEEDS
---------------------------------
GERARD G. LEEDS


/s/LISELOTTE J. LEEDS
--------------------------------
LISELOTTE J. LEEDS


/s/MICHAEL S. LEEDS
-------------------------------
MICHAEL S. LEEDS